                                                                    EXHIBIT 11.1



                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


                                                                 YEAR ENDED        YEAR ENDED
                                                                DECEMBER 31,      DECEMBER 31,
                                                                   1996               1995
                                                                   ----               ----
Weighted average common shares outstanding                    $ 12,513,000        $ 1,935,000

Effect of Convertible Preferred Stock - assumed                    ---              5,774,000
  converted at date of issuance

Effect of Common and Common equivalent Shares
  issued by the Company during the twelve month
  period immediately preceding the Company's
  initial public offering in November 1995, as if
  they were outstanding for all periods presented
  prior to the initial public offering (using the
  treasury stock method)                                           ---                400,000
                                                              ------------        -----------

Shares used in computing net loss per share                     12,513,000          8,109,000

Net loss                                                      $(19,978,144)       $(6,884,645)
                                                              ============        ===========

Net loss per share                                            $      (1.60)       $      (.85)
                                                              ============        ===========